Exhibit 10.1

July 17, 2018

ViaSat Technologies Limited

Sanford Lane, Wareham

Dorset, BH20 4DY, England

Attention: President

Viasat, Inc.

6155 El Camino Real

Carlsbad, California 92009

Attention: Shawn Duffy, Chief Financial Officer

Re:	Fourth Amendment to Credit Agreement (this “Amendment”)

Ladies and Gentlemen:

We refer to that certain Credit Agreement, dated as of March 12, 2015, among ViaSat Technologies Limited, a company incorporated under the laws of England (the “Borrower”), Viasat, Inc., a Delaware corporation (the “Guarantor”), JPMorgan Chase Bank, National Association, a national association organized and existing under the laws of the United States of America (the “Ex-Im Facility Agent”), and the Export-Import Bank of the United States (“Ex-Im Bank”) (as amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, the Borrower has requested to amend the Credit Agreement in certain respects in accordance with the terms of this Amendment; and

WHEREAS, pursuant to Section 14.08 of the Credit Agreement, Ex-Im Bank has instructed the Ex-Im Facility Agent to amend the Credit Agreement (for itself and on behalf of Ex-Im Bank) in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.    Clause A of Annex F to the Credit Agreement is hereby amended by inserting the following new defined terms in proper alphabetical order thereto:

““Specified Insurance Proceeds” means certain insurance proceeds anticipated to be received by the Guarantor and/or the Borrower with respect to the ViaSat-2 satellite.”

““Temporary Leverage Increase” has the meaning assigned to such term in Clause C.13.”

2.    The definition of “Permitted Acquisition” set forth in Clause A of Annex F to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Permitted Acquisition” means any Acquisition of another Person that is engaged in, or of assets relating to, a Permitted Business, provided that:

(a)    subject (in the case of a Limited Condition Transaction) to Clause A.4, no Event of Default shall exist at the time of such Acquisition or would exist immediately after giving effect to such Acquisition;

(b)    subject (in the case of a Limited Condition Transaction) to Clause A.4, if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $75,000,000, as determined by the Guarantor in good faith, a Responsible Official shall certify on behalf of the Guarantor in writing that the Guarantor would have been in compliance with a Total Leverage Ratio not greater than 0.25 to 1.00 less than the then applicable Total Leverage Ratio set forth in Clause C.13, after giving effect to such Acquisition on a Pro Forma Basis, as of the last day of the period of four (4) Fiscal Quarters most recently ended prior to the date of such Acquisition for which financial statements prepared on a consolidated basis in accordance with GAAP are available;

(c)    if the total consideration (whether such consideration is in the form of Equity Interests, cash or otherwise) for such Acquisition exceeds $50,000,000, as determined by the Guarantor in good faith, the Guarantor shall use commercially reasonable efforts to provide Ex-Im Bank and the Ex-Im Facility Agent with at least one (1) week prior written notice of such Acquisition, together with (x) at least one (1) year (or such shorter period in which the target has been in existence) of historical financial information relating to the target and (y) such other documentation pertaining to the Acquisition, including the purchase agreement and quarterly projections prepared on a Pro Forma Basis, as Ex-Im Bank may reasonably request, in the case of clauses (x) and (y), solely to the extent reasonably available to the Guarantor; and

(d)    subject (in the case of a Limited Condition Transaction) to Clause A.4, if the Temporary Leverage Increase is applicable at the time of such Acquisition and the Total Leverage Ratio would exceed 4.75 to 1.00, after giving effect to such Acquisition on a Pro Forma Basis, the aggregate consideration (whether such consideration is in the form of Equity Interests, cash or otherwise), as determined by the Guarantor in good faith, for such Acquisition and any other Acquisitions previously consummated during the Fiscal Year ending March 31, 2019, shall not exceed $10,000,000 unless otherwise consented to by Ex-Im Bank.”

3.    Clause C.1 of Annex F to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“1.    Payment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation (unless permitted pursuant to an Affiliate Subordination Agreement), in each case prior to the scheduled maturity thereof or (b) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, in each case, other than (i) in connection with a refinancing, refunding, renewal, exchange or extension of any such Subordinated Obligation to the extent permitted by Clause C.10(f) hereof or (ii) such payments that are made with the Available Basket Amount so long as both before and after giving effect to such payment on a Pro Forma Basis, (a) no Potential Default or Event of Default exists or would result therefrom, (b) the Senior Secured Leverage Ratio does not exceed 2.50 to 1.0 and (c) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio does not exceed 4.75 to 1.0.”

4.    The introductory language to Clause C.6 of Annex F to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property if immediately before and after giving effect to such Distribution, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 2.50 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, exceeds 4.75 to 1.00 or (z) Liquidity is less than $50,000,000, except:”

5.    Clause C.13 of Annex F to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“13.    Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 4.50 to 1.00; provided, however, that in the event of (a) any Permitted Acquisition for which the aggregate purchase consideration exceeds $200,000,000 and/or (b) any Satellite Trigger, the maximum permitted Total Leverage Ratio shall increase to 4.75 to 1.00 for the six consecutive Fiscal Quarter period beginning with the Fiscal Quarter in which each such Permitted Acquisition or Satellite Trigger occurs, so long as the Guarantor is in compliance on a Pro Forma Basis with this Clause C.13 at such 4.75 to 1.00 level after giving effect to such Permitted Acquisition or Satellite Trigger; provided, further, that (without limiting the foregoing), during the Fiscal Year ending March 31, 2019 (including, for the avoidance of doubt, the Fiscal Quarter ending on such date), the following increase in such level (the “Temporary Leverage Increase”) shall apply: the maximum permitted Total Leverage Ratio as of the last day of each such Fiscal Quarter shall be 5.25 to 1.00. Notwithstanding the foregoing, in the event that the Guarantor and/or the Borrower shall receive Specified Insurance Proceeds in excess of $100,000,000 in the aggregate, the Temporary Leverage Increase shall thereafter be disregarded for all purposes.”

6.    The introductory language to Clause C.16 of Annex F to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Make any Investment if, immediately before and after giving effect to such Investment, (x) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 2.50 to 1.00, (y) at any time the Temporary Leverage Increase is applicable, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Investment, exceeds 4.75 to 1.00 or (z) Liquidity is less than $50,000,000, other than:”

7.    The Borrower and the Guarantor agree to pay to Ex-Im Bank an amendment fee equal to $79,875.36, and such fee is due and payable on the date hereof.

8.    Except as amended hereby, all of the provisions of the Credit Agreement and the other Finance Documents shall remain unmodified and in full force and effect except that each reference to the “Agreement” in the Credit Agreement or words of like import in any Finance Document shall mean and be a reference to the Credit Agreement as amended hereby. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Ex-Im Bank or the Ex-Im Bank Facility Agent under the Credit Agreement or any other Finance Document, as in effect prior to the date hereof.

9.    Each of the Borrower and the Guarantor represents and warrants to Ex-Im Bank and the Ex-Im Bank Facility Agent that (a) except for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by the Credit Agreement, the representations and warranties made by it contained in the Credit Agreement or in any other document or documents relating thereto are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date hereof as though made on the date hereof, and all such representations and warranties shall survive the execution and delivery of this Amendment and (b) no Potential Default or Event of Default has occurred and is continuing as of the date hereof.

10.    The governing law and venue provisions of Section 12 of the Credit Agreement are incorporated herein by this reference mutatis mutandis. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart. Each party shall execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties as expressed in this Amendment.

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If you are in agreement with the foregoing, please execute this Amendment in the space provided below.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Ex-Im Facility Agent

By:	/s/ Lori Helmers
Name:	Lori Helmers
Title:	Executive Director

Fourth Amendment to Ex-Im Credit Agreement

VIASAT TECHNOLOGIES LIMITED

By:	/s/ Robert Blair
Name:	Robert Blair
Title:	Director and Secretary

VIASAT, INC.

By:	/s/ Shawn Duffy
Name:	Shawn Duffy
Title:	Senior Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED:
EXPORT-IMPORT BANK OF THE UNITED STATES

By:	/s/ Sonia Koshy
Name:	Sonia Koshy
Title:	Managing Director

Fourth Amendment to Ex-Im Credit Agreement